Exhibit 99.4

JBS S.A. has made available on its website the following materials with information about its corporate reorganization. A registration statement on Form F-4 with respect to the transaction described has been filed with the SEC with the file number 333-273211.

DUAL LISTING JBS

Transaction marks start of dual listing project to reflect its **global presence**

GOALS

- **Expand investment capacity to strengthen the conditions of growth and competition with global competitors**
- **Potentially unlock value for all stakeholders**
- **Better reflect our global operations**

HIGHLIGHTS

- Increase visibility among the global investor community by improving our comparability with our key peers
- Expand access to a greater number of investors with more financial capacity
- Increased our equity issuance flexibility to fund growth and deleveraging opportunities
- Strengthening the perception of governance
- Reduction of our cost of capital

NEXT STEPS

- Calling Extraordinary Shareholders Meeting and approval by minority shareholders
- Approval of Class A shares for trading on the NYSE
- Approval of BDRs Level II by CVM and admission to trading at B3
- Receipt of JBS N.V. shares by controlling and minority shareholders
- Conversion election of Class A shares into Class B by minority shareholders by December 31, 2026

CURRENT

JBS S.A is listed in Brazil (B3)



Controlling shareholders
Minority shareholders
48.8%
51.2%
Shares listed on the B3
JBS S.A
Friboi BR*
Seara BR*
Beef North America*
Pork USA*
Pilgrim's Pride (82%)*
Australia*
Others*

*Business units that consolidate in JBS S.A

MECHANICS

1 **Controlling shareholders transfer their shares in JBS S.A. to LuxCo and, subsequently, JBS N.V. and to JBS Participações**



Controlling shareholders
JBS S.A Shares
JBS N.V. (Netherlands)

2 **Free float shareholders transfer their shares in JBS S.A. to JBS Part. (Brazil) via the merger of shares**



Free float shareholders
JBS S.A Shares
JBS Part. (Brazil)
JBS S.A

3 **Controlling and minority shareholders (through BDRs backed by Class A shares) become holders of JBS N.V. shares**



Class B share
Class A share
Class A share
BDRs
Controlling shareholders
Minority shareholders

4 **Shareholders who prefer may replace BDRs at any time to directly hold Class A shares traded on the NYSE**

5 **All eligible shareholders may elect to convert their Class A shares into Class B shares for a specified period, respecting the initial limit of 55% of the total shares held at the time of implementation of the dual listing**

AFTER

JBS N.V. is listed in the United States (NYSE) and Brazil (B3, through BDRs)



CLASS B SHARES
Not listed on the stock exchange (can be converted into Class A at any time)
Controlling shareholders
Minority shareholders
CLASS A SHARES
Listed on the stock exchange (can be converted into Class B during specific period)
Controlling shareholders
Minority shareholders
Class A shares listed on the NYSE
BDRs listed on the B3
JBS N.V. (Netherlands)
SEE DETAILS OF THE PROPOSAL
JBS S.A
Friboi BR*
Seara BR*
Beef North America*
Pork USA*
Pilgrim's Pride (82%)*
Australia*
Others*

*Business units that consolidate in JBS S.A

JBS'S OPERATIONAL STRUCTURE **WILL BE MAINTAINED** IN BRAZIL AND WORLDWIDE

- Management
- Operational assets
- Team members
- Financial flows
- Logistics chains

Will remain **exactly as and where they are** currently

There will be no change in the legal structure of JBS S.A in the country

JBS in Brazil

- **60%** of the company's global workforce
- **145,000** team members
- **130** production units
- **100** cities